Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
Construction Products and Inland Barge Groups
April 28, 2011

Thank you Steve and good morning everyone.

Our Construction Products Group had a nice first quarter. The group produced a profit of $8.3 million for the quarter as compared to $2.7 million a year ago. These results continue to be driven by the performance of our highway products businesses. On April 1st, we completed a transaction with Texas Industries that resulted in the divestiture of our Austin and central Texas concrete assets in exchange for three aggregate operations. This transaction is indicative of our desire to grow our aggregates and highway products business lines while reducing our exposure to metropolitan concrete markets. We are anticipating improved profitability despite a $30 million annual decrease in revenues as a result of this transaction.

Moving to the Inland Barge Group.... During the first quarter we received new barge orders totaling $90 million dollars, bringing our backlog to $461 million as compared to $361 million a year ago. Most of the orders we received continue to be prompted by the need to replace aging equipment. The barge market remains highly competitive. As a result, there is little pricing leverage at this time. Although we have a strong backlog, it primarily consists of orders that were priced during the economic slowdown. As a result, we expect that further margin improvements will be challenging.

With regard to the unfortunate flooding of the Mississippi River, Trinity has temporarily closed its hopper barge manufacturing plant in Missouri. We expect the plant to be operational again in approximately 4 to 5 weeks. At this time we have no other barge plants that are affected by the flood.

I will now turn the presentation over to James, who will provide more financial color on this event.